News Release
Audiovox Corporation Reports Fiscal 2011 Fourth Quarter and Year-end Results

-- FY11 sales increase 2.0% and gross profit margins up 270 basis points.
-- FY11 operating income of $9.0 million, an improvement of $5.2 million over FY10.
-- Acquisition of Klipsch Group closed on March 1st and will be included in FY12 results.
-- The Company anticipates FY12 sales to be $730 million and is projecting EBITDA of $42.0 million.

HAUPPAUGE, N.Y., May 16, 2011 /PRNewswire via COMTEX/ --

Audiovox Corporation (NASDAQ: VOXX), today announced results for its fiscal 2011 fourth quarter and year-ended February 28, 2011.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, "Our strength in the mobile sector led to modest year-over-year growth and enabled us to offset industry-wide weakness in certain consumer categories. While the U.S. market remains challenging, and there are still concerns over near-term consumer spending, our international business was up close to 17 percent and all of our industry groups, both domestically and abroad, posted significant increases in gross margin, resulting in higher operating profits for our Company. We've worked diligently to streamline our operations and focus on higher margin, more stable product categories and with the acquisition of Klipsch, we believe we are well positioned for fiscal 2012 and beyond. Audiovox is a different company today than in years past and we believe shareholders will be rewarded for their patience, especially as the global economies improve."

Fiscal Year Comparisons

Net sales for the fiscal year ended February 28, 2011 were $561.7 million, an increase of 2.0% compared to net sales of $550.7 million reported in the comparable year ago period.

Electronics sales, which include both mobile and consumer electronics products, were $415.2 million for the 2011 fiscal year as compared to $375.0 million for the 2010 fiscal year, an increase of 10.7%. The increase in sales was driven primarily by the acquisition of Invision Automotive Systems ("Invision"), which was acquired in February 2010, as well as higher OEM business as a result of the strength in the automotive market. Additionally, the Company experienced sales increases in its security and video businesses. Offsetting the increase was the lack of FY11 sales of FLO TV as that product line was discontinued, lower fulfillment sales, and lower volumes of consumer good products at retail. Electronics sales represented 73.9% of net sales for the fiscal year ended February 28, 2011 compared to 68.1% in the comparable prior year period.

Fiscal year 2011 Accessory sales were $146.5 million as compared to $175.7 million in the comparable year-ago period. This decline of 16.6% was directly related to slower retail sales for products utilizing our accessory products at the retail level, primarily in the Audio/Video category. While a more diverse group of customers were added in FY11, continued weakness in consumer spending for non-essential items, such as flat-panel TV's, adversely impacted Accessory sales. Offsetting the decline, were increased accessory sales in the Company's European operations. As a percentage of net sales, Accessories represented 26.1% and 31.9% for the periods ended February 28, 2011 and February 28, 2010, respectively.

Gross margins were 22.1% for the fiscal year ended February 28, 2011, a 270 basis point improvement from 19.4% reported in the comparable fiscal year. This increase was a direct result of improved margins throughout all groups and the majority of product categories, lower freight and warehousing costs, and, the realization of a full year's sales from the acquisition of Invision.

Operating expenses increased by $12.0 million or 11.6% from $103.0 million to $114.9 million for the years ended February 28, 2011 and February 28, 2010, respectively. The increase in operating expenses was primarily due to the year-over-year increase of $8.3 million in overhead related to the Invision acquisition, as well as a $2.7 million increase in professional fees for the Klipsch acquisition, other legal fees and audit services. Additionally, the Company experienced increases in its advertising and trade show expenses in its International subsidiaries and higher provisions for doubtful accounts related to costs associated with a previously reported customer bankruptcy settlement. Offsetting these increases were reductions in insurance and general office administrative salaries.

The Company reported operating income of $9.0 million for the fiscal year ended February 28, 2011 compared to operating income of $3.8 million in the comparable year ago period. Net income for the fiscal year 2011 period was $23.0 million or $1.00 per share as compared to net income of $22.5 million or earnings per share of $0.98 for the fiscal year ended February 28, 2010. Net income for fiscal year 2011 was positively impacted by a $10.5 million tax benefit compared to an $11.3 million tax benefit in the comparable fiscal year.

Fiscal Fourth Quarter Comparisons

Net sales for the three months ended February 28, 2011 were $138.9 million, a decrease of 7.6% compared to net sales of $150.3 million reported in the comparable three-month period.

Electronics sales, which includes both mobile and consumer electronics products, were $102.8 million for the 2011 fiscal fourth quarter as compared to $107.3 million for the fiscal 2010 fourth quarter, a decrease of 4.2%. Electronics sales were positively impacted by the acquisition of Invision, as well as higher sales of mobile electronics products in most categories. The increases in mobile electronics were partially offset by declines in mobile audio, lower margin consumer electronics business and sales of FLO TV products which were included in fiscal 2010 comparisons. Electronics represented 74.0% of net sales for the three-month period ended February 28, 2011 compared to 71.4% in the prior three-month period.

Accessory sales were $36.1 million for the three months ended February 28, 2011 as compared to $43.1 million for the three months ended February 28, 2010, a decrease of 16.1%. The Accessories group was impacted by the continued slowdown in consumer electronics sales at retail, particularly video-related products which correlate to the Company's accessories offering. Accessories represented 26.0% and 28.6% of net sales for the three-months ended February 28, 2011 and February 28, 2010, respectively.

Gross margins were 25.1% for the three months ended February 28, 2011, a 510 basis point improvement from 20.0% reported in the comparable year-ago period. The increase in gross margins is a direct result of improved margins in the Company's core product offerings both domestically and abroad, lower freight and warehousing expenses, and a decline in inventory mark-downs compared to the prior year period. Additionally, gross margins were favorably impacted by higher margin consumer electronics sales as well as higher OEM sales as a percentage of the overall mix.

Operating expenses decreased by $0.6 million or 2.0% from $30.4 million, to $29.9 million for the three month periods ended February 28, 2010 and February 28, 2011, respectively. The decrease in operating expenses was directly related to continued, cost control measures the Company put in place in fiscal 2011, particularly attributed to lower salaries, advertising and trade show costs. Additionally, operating expenses for the 2011 fiscal fourth quarter includes $2.4 million related to Invision compared to $0.5 million in the comparable fiscal fourth quarter as well as approximately $1.0 million related to professional fees in conjunction with the Klipsch acquisition. As a percentage of net sales, operating expenses increased to 21.5% as compared to 20.2% for the three months ended February 28, 2011 and February 28, 2010, respectively.

The Company reported operating income of $4.9 million for the three months ended February 28, 2011 as compared to an operating loss of $(0.4) million in the comparable year ago period. Other income declined $5.9 million as a result of a $5.4 million bargain purchase gain from the Company's acquisition of Schwaiger which took place in fiscal 2010. Net income for the three months ended February 28, 2011 was $17.4 million or $0.75 per share as compared to net income of $6.6 million or earnings per share of $0.29 in the three months ended February 28, 2010. Net income for the 2011 fiscal fourth quarter was positively impacted by a net tax benefit of $12.3 million compared to a net tax benefit of $1.0 million in the comparable fiscal fourth quarter.

Klipsch Acquisition and Pro-forma Comparisons

On March 1, 2011, Audiovox Corporation completed its acquisition of Klipsch Group, Inc. and its worldwide subsidiaries ("Klipsch") for a total purchase price of $167.6 million, which consisted of a purchase price of $166.0 million, plus a working capital adjustment of $1.6 million, as well as related transaction fees and expenses. Also on March 1, 2011, the Company entered into a Credit Agreement with Wells Fargo Capital Finance, LLC ("Wells Fargo") and secured a Credit Facility with an aggregated committed availability of up to $175 million. The Company financed this acquisition through a combination of existing Audiovox cash and approximately $89.1 million of borrowings under the Credit Agreement.

On a pro forma basis, had the Klipsch acquisition taken place on March 1, 2009, the Company would have reported net sales of $728.3 million for the fiscal year-ended February 28, 2011 as compared to net sales of $706.7 million for the fiscal year-ended February 28, 2010. Net income and earnings per share (basic) for the comparable periods ended February 28, 2011 and February 28, 2010 would have been $31.4 million or $1.37 as compared to net income of $38.9 million and earnings per share of $1.70.

In fiscal 2012, for the year-ended February 28, 2012, the Company is projecting net sales of $730 million for the combined business and EBITDA of $42.0 million, of which $25.0 million is related to Klipsch. Management will be providing further details regarding fiscal 2011 comparisons, its acquisition of Klipsch and its fiscal 2012 outlook on its year-end conference call.

Conference Call Information

The Company will be hosting its conference call on Tuesday, May 17, 2011 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-798-2884; international number: 617-614-6207; pass code: 54156592). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 96107063).

About Audiovox

Audiovox (NASDAQ: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, Internet radios, clock radios, portable DVD players, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer®-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, Klipsch, Advent, RCA, Jensen, Acoustic Research, Energizer, Excalibur, Code Alarm, Invision, Omega, Prestige, Schwaiger, SURFACE and Terk brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2011 on file with the Securities and Exchange Commission (SEC).

Company Contact: Glenn Wiener, GW Communications Tel: 212-786-6011 Email: gwiener@GWCco.com

-- Tables Attached --

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2011 and 2010
(In thousands, except share data)

	February 28, 2011	February 28, 2010
Assets
Current assets:
Cash and cash equivalents	$98,630	$69,511
Accounts receivable, net	108,048	131,266
Inventory	113,620	102,717
Receivables from vendors	8,382	11,170
Prepaid expenses and other current assets	9,382	16,311
Income tax receivable	—	1,304
Deferred income taxes	2,768	47
Total current assets	340,830	332,326
Investment securities	13,500	15,892
Equity investments	12,764	11,272
Property, plant and equipment, net	19,563	22,145
Goodwill	7,373	7,389
Intangible assets	99,189	97,226
Deferred income taxes	6,244	515
Other assets	1,634	2,213
Total assets	$501,097	$488,978
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$27,341	$36,126
Accrued expenses and other current liabilities	36,500	35,790
Income taxes payable	1,610	—
Accrued sales incentives	11,981	10,606
Deferred income taxes	399	1,931
Current portion of long-term debt	4,471	8,086
Total current liabilities	82,302	92,539
Long-term debt	5,895	6,613
Capital lease obligation	5,348	5,490
Deferred compensation	3,554	3,158
Other tax liabilities	1,788	1,219
Deferred tax liabilities	4,919	8,502
Other long term liabilities (see Note 2)	4,345	7,194
Total liabilities	108,151	124,715
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 7)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,630,837 and 22,441,712 shares issued, 20,813,005 and 20,622,905 shares outstanding at February 28, 2011 and February 28 2010, respectively	226	225
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	277,896	275,684
Retained earnings	137,027	113,996
Accumulated other comprehensive loss	(3,849)	(7,278)
Treasury stock, at cost, 1,817,832 and 1,818,807 shares of Class A common stock at February 28, 2011 and February 28, 2010, respectively	(18,376)	(18,386)
Total stockholders' equity	392,946	364,263
Total liabilities and stockholders' equity	$501,097	$488,978

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
Years Ended February 28, 2011, 2010 and 2009
(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 28, 2011	February 28, 2010	February 28, 2009
Net sales	$561,672	$550,695	$603,099
Cost of sales	437,735	443,944	502,831
Gross profit	123,937	106,751	100,268

Operating expenses:
Selling	34,517	30,147	33,505
General and administrative	68,469	63,063	70,870
Goodwill and intangible asset impairment	—	—	38,814
Engineering and technical support	11,934	9,781	10,522
Total operating expenses	114,920	102,991	153,711

Operating income (loss)	9,017	3,760	(53,443)

Other income (expense):
Interest and bank charges	(2,630)	(1,556)	(1,817)
Equity in income of equity investee	2,905	1,657	975
Gain on bargain purchase	—	5,418	—
Other, net	3,204	1,876	(1,669)
Total other income (expenses), net	3,479	7,395	(2,511)

Income (loss) from operations before income taxes	12,496	11,155	(55,954)
Income tax benefit (expense)	10,535	11,328	(15,075)
Net income (loss)	$23,031	$22,483	$(71,029)

Net income (loss) per common share (basic)	$1.00	$0.98	$(3.11)

Net income (loss) per common share (diluted)	$1.00	$0.98	$(3.11)

Weighted-average common shares outstanding (basic)	22,938,754	22,875,651	22,860,402
Weighted-average common shares outstanding (diluted)	23,112,518	22,919,665	22,860,402